Exhibit 10.37

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this "Second Amendment'') is made as of January 13, 2017, by and between Bayland Corporation, a California corporation ("Lessor"), and Inphi Corporation, a Delaware corporation ("Lessee").

RECITALS

A.     Pursuant to the terms of the Standard Office Lease - Gross between Lessee and Lessor, dated September 20, 2012 (the "Original Lease"), as amended by that certain First Amendment to Lease between Lessee and Lessor, dated May 28, 2014 (the "First Amendment," and together with the Original Lease, the "Existing Lease"), Lessee leases certain office space consisting of approximately 28,957 rentable square feet on the 3rd floor of the building (the "Original Premises") and certain office space consisting of approximately 28,957 rentable square feet on the 4th floor of the building (the "First Expansion Premises"), for a total square footage of approximately 57,914 rentable square feet located at 2953 Bunker Hill Lane in Santa Clara, California. The First Expansion Premises, together with the Original Premises, referred to herein as the "Existing Premises."

B.     Lessor and Lessee wish to amend the Existing Lease to provide for, among other things, an expansion of the Premises. The Existing Lease, as amended by this Second Amendment is referred to herein as the "Lease."

C.     Capitalized terms not defined in this Amendment shall have the meanings given to them in the Existing Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, Lessor and Lessee agree as follows.

1.     Second Expansion Premises. Effective as of the Suite 208 Expansion Commencement Date (as defined below), the Premises shall include the entire rentable area located within Suite 208, comprising approximately 4,386 rentable square feet (the "Suite 208 Expansion Premises"), and effective as of the Suite 210 Expansion Commencement Date (as defined below), the Premises shall also include the entire rentable area located within Suite 210, comprising approximately 6,650 rentable square feet (the "Suite 210 Expansion Premises," and together with the Suite 208 Expansion Premises, the "Second Expansion Premises"). From and after the delivery of the Suite 208 Expansion Premises all references in the Existing Lease to "Premises" shall be deemed to include the Suite 208 Expansion Premises; and from and after the delivery of the Suite 210 Expansion Premises, all references in the Existing Lease to "Premises" shall be deemed to include the Suite 210 Expansion Premises. For the avoidance of doubt, all rights of Lessee applicable to the Existing Premises shall apply equally to the Second Expansion Premises, including, without limitation, 58 (Access), 60 (Non-Disturbance) and 61(No Relocation); provided, however, the annual original 600 HVAC after-hours usage threshold pursuant to Section 11.3; and (b) Section 59 (Restoration) shall not apply to the Second Expansion Premises.

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2.       Extension of Term. The term of the Lease with respect to the Original Premises and the First Expansion Premises shall expire on September 17, 2019 (the "Existing Premises Expiration Date"). The term of the Lease with respect to the Second Expansion Premises shall expire on December 31, 2019.

3.     Second Expansion Commencement Dates. The "Suite 208 Expansion Commencement Date" shall mean the date that is sixty (60) days following Lessor's delivery of possession of the Suite 208 Expansion Premises to Lessee, which delivery date is anticipated to be February 13, 2017. The "Suite 210 Expansion Commencement Date" shall mean the date that is fifteen (15) days following Lessor's delivery of possession of the Suite 210 Expansion Premises to Lessee, which delivery date is anticipated to be April 1, 2017. Each of the Suite 208 Expansion Commencement Date and the Suite 210 Expansion Commencement Date are referred to herein as an "Expansion Commencement Date." Lessor shall use commercially reasonable, diligent efforts to deliver possession of the Suite 208 Expansion Premises and the Suite 210 Expansion Premises on or about the anticipated delivery date with all of Lessor's Work (as defined in the Construction Rider attached hereto as Exhibit A) substantially completed. Lessee shall not be charged any rent during the period between the date of delivery of the Suite 208 Expansion Premises and the Suite 210 Expansion Premises, as applicable, and the applicable Expansion Commencement Date. With respect to the Suite 210 Expansion Premises, Lessor shall cause the existing tenant, Versa Networks (the "Existing Tenant") to vacate and surrender the Suite 210 Expansion Premises by March 31, 2017. If the Existing Tenant fails to vacate the Suite 210 Expansion Premises by such date, Lessor shall have no liability to Lessee; provided, however, that Lessor shall promptly commence unlawful detainer proceedings against the Existing Tenant on April 1, 2017, deliver evidence of same to Lessee, and diligently pursue such litigation to completion until the Existing Tenant has vacated and surrendered the Suite 210 Expansion Premises and Lessor has delivered the Suite 210 Expansion Premises to Lessee in the condition required under this Amendment, all at Lessor's sole cost and expense.

In the event Lessor does not deliver the Suite 208 Expansion Premises to Lessee on or before February 13, 2017, Lessee will be granted one (1) day of rental abatement with respect to the Suite 208 Expansion Premises for each day of delay thereafter, not to exceed ninety (90) days of rental abatement. For the avoidance of doubt, such rental abatement shall be in addition to, and not in lieu of, the Base Rent abatement set forth in Section 4(a) below. When the Expansion Commencement Date with respect to a portion of the Second Expansion Premises has been established, Lessor and Lessee shall, at the request of either party, confirm. the applicable Expansion Commencement Date in writing. For the avoidance of doubt, notwithstanding anything herein to the contrary, other than the rent abatement applicable to the Suite 208 Expansion Premises and Lessor's obligation to pursue an unlawful detainer action against the Existing Tenant applicable to the Suite 210 Expansion Premises set forth above, Lessor shall not be liable for any claims, damages or liabilities if all or a portion of the Second Expansion Premises are not delivered on or before the anticipated delivery date for such portion.

4.	Base Rent.

(a)     Effective as of the Suite 208 Expansion Commencement Date, the Existing Lease shall be amended to provide that the Base Rent for the Suite 208 Expansion Premises is as follows:

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Months of Extended Term	Monthly Base Rent

1	$0.00
2-12	$15,351.00
13-25	$15,833.46
26-33	$16,315.92

(b)     Effective as of the Suite 210 Expansion Commencement Date, the Existing Lease shall be amended to provide that the Base Rent for.the Suite 210 Expansion Premises is as follows:

Months of Extended Term:	Monthly Base Rent:

1	0.00
2-12	$23,275.00
13-25	$24,006.50
26-33	$24,738.00

The references to months above are measured from the applicable Expansion Commencement Date and do not refer to calendar months. Accordingly, the changes in Base Rent shown above will take effect on the same day of the month in which the applicable Expansion Commencement Date occurs. Base Rent for the Suite 208 Expansion Premises shall be payable on the first day of each calendar month, provided that Lessee shall pay the Base Rent for the second month ($15,351.00) upon Lessee's execution of this Second Amendment. Base Rent for the Suite 210 Expansion Premises shall be payable on the first day of each calendar month.

5.     Base Year. The Base Year for the Second Expansion Premises shall be the calendar year 2017, and Lessee's Share of Operating Expense Increase shall be 3.77% for the Suite 208 Expansion Premises, and 5.72% for the Suite 210 Expansion Premises. The Base Year for the Original Premises shall remain the calendar year 2013, and the Base Year for the First Expansion Premises shall remain the calendar year 2014. Lessee's Share of Operating Expense Increase shall remain 24.71% for the Original Premises, and 24.71% for the First Expansion Premises. Notwithstanding the foregoing, in no event shall Lessee's obligation to pay Lessee's Share of Operating Expense Increase for the Suite 208 Expansion Premises commence until the first anniversary of the Suite 208 Expansion Commencement Date; and in no event shall Lessee's obligation to pay Lessee's Share of Operating Expense Increase for the Suite 210 Expansion Premises commence until the first (1st) anniversary of the Suite 210 Expansion Commencement Date.

6.     Security Deposit . Concurrently with Lessee's execution of this Second Amendment, Lessee shall deliver to Lessor Forty-One Thousand Fifty-Three and 92/100 Dollars ($41,053:92) as an additional security deposit for Lessee's faithful performance of Lessee's obligations under the Lease. Accordingly, the total security deposit required to be paid by Lessee and held by Lessor under the Lease is One Hundred Sixty-One Thousand Fifty-Three and 92/100 Dollars ($161,053.92).

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7.    Extension Option. The option to extend the term of the Existing Lease set forth in Section 57 of the Existing Lease, as amended hereby, shall apply to the Second Expansion Premises; provided, however, that Lessee may elect to exercise such option with respect to either (a) the Expansion Premises, the First Expansion Premises and the Second Expansion Premises (both the Suite 208 Expansion Premises and the Suite 210 Expansion Premises), or (b) only the Original Premises and the Second Expansion Premises (both the Suite 208 Expansion Premises and the Suite 210 Expansion Premises), which election must be made in the notice by which Lessee exercises such option ("Extension Notice"). For the avoidance of doubt, if Lessee elects either option above, the Second Expansion Premises must be included. If the Extension Option does not include such election, such notice shall be deemed Lessee's election to exercise such option with respect to the Original Premises, the First Expansion Premises and the Second Expansion Premises. Notwithstanding anything in the Existing Lease to the contrary, Lessee is required to provide Lessor with the Extension Notice a minimum of nine (9) months prior to the expiration of the Existing Premises Expiration Date; and in no event shall notice be considered by Lessor earlier than twelve (12) months prior to expiration of the Existing Premises Expiration Date unless othe1wise agreed to by Lessor. In the event Lessee decides to exercise the Extension Option, the extended term for the portion of the Premises with respect to which Lessee has exercised the option shall be measured from the Existing Premises Expiration Date. All other provisions of the option to extend set forth in Section 57 of the Existing Lease shall remain the same.

8.     No Existing Mortgage. Lessor hereby represents and warrants that the Office Building Project is not encumbered by any deed of terms or mortgage as of the date hereof.

9.     Parking. Effective as of the Second Expansion Commencement Date, Section 2.2 of the Existing Lease is amended and restated in its entirety as follows: ''Vehicle Parking: Subject to the rules and regulations attached hereto, and as established by Lessor from time to time, Lessee shall be entitled to rent and use 276 parking spaces in the Office Building Project."

10.    Electric Car Charging Stations. Subject to Lessee's satisfaction of the requirements of Section 7.3(a)-(f) of the Original Lease, Lessee may, at Lessee's sole cost and expense, install up to four (4) electric car changing stations ("Lessee-Installed Stations") in the surface parking lot or parking garage. In addition to Lessee's obligations pursuant to Section 7.3 of the Original Lease, Lessee shall not (i) interfere, nor permit Lessee's agents or contractors to interfere, with Lessor's or any tenant's use of the surface parking lot and/or parking garage, or (ii) cause, or permit Lessee's agents or contractors, to cause any unsightly, untidy or unsafe condition to exist, provided that temporary storage of equipment and mate11als in areas designated by Lessor shall be permitted as is customary in connection with such electric car charging station installation work. Lessee shall contract directly with the utility companies for the provision of utility services to the Lessee-Installed Stations. The Lessee-Installed Stations shall be for the exclusive use of Lessee; provided, however, that if Lessor (x) elects, at its sole and absolute discretion, to reimburse Lessee for the full cost of installing the Lessee-Installed Stations, then all Lessee-Installed Stations shall be shared, on a non-exclusive basis, by Lessee and the other tenants in the Building., Lessor shall have the right to leverage off of the infrastructure created by for Lessee's Installed Stations to install, at Lessor's sole cost and expense, additional charging stations, which shall be for the use of tenants in the building including Lessee. For the avoidance of doubt, all charging stations, whether installed by Lessor or Lessee shall be the property of Lessor. Lessee shall have no obligation to remove the Lessee-Installed Stations from the parking lot or parking garage, as applicable, at the termination or expiration of the Lease; rather, the Lessee-Installed Stations and Lessor-Installed Stations shall be surrendered by Lessee with the Premises, and shall become Lessor's property without any compensation to Lessee, at the expiration or termination of the Lease.

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11.     Restoration. Notwithstanding any provision in this Amendment or in the Existing Lease to the contrary, at Lessor's election, specific to Suite 208, Lessee may be required by Lessor to restore the Second Expansion Premises to an office-use configuration complete with carpet, paint, and the removal of unwanted power receptacles/outlets ("Office-Use Configuration") at the expiration of the Lease. Specific to Suite 210, Lessee's restoration obligation shall be to restore any room(s) removed. In the event, Lessee exercises the Option to Extend for the entire premises, including the Second Expansion Premises, Lessee shall not be responsible for restoring the Second Expansion Premises to an Office-Use Configuration.

12.     Signage. The initial cost of all directory and suite identification signage for the Second Expansion Premises shall be borne by Lessor.

13.     Brokers. Each patty hereby represents and warrants to the other patty that it has not had any contact or dealings concerning this Second Amendment to the Second Expansion Premises with any broker or other person, other than Steve Gibson, Duffy D'Angelo and Dave Schmidt of Colliers International (collectively, "Broker''), who can claim a right to a commission in connection with this transaction and each party agrees to indemnify, defend and hold the other harmless against any costs arising out of a breach of the foregoing representation and warranty. Lessor shall pay the commission due Broker pursuant to a separate agreement between Lessor and Broker.

14.     Attorneys' Fees. In the event any dispute between the parties hereto should result in litigation or arbitration, the prevailing party shall be reimbursed for all reasonable costs in connection therewith, including, but not limited to, reasonable attorneys' fees.

15.     Continuation of the Lease. Except as expressly amended hereby, the terms and conditions of the Existing Lease shall remain unmodified and in full force and effect. In the event any provision of this Second Amendment conflicts with the Existing Lease, this Second Amendment shall control. All references in the Existing Lease to "this Lease" shall be deemed reference to the Existing Lease as amended by this Second Amendment.

16.     Integration. The Existing Lease and this Second Amendment constitute the entire understanding between the parties with respect to the Premises. No subsequent amendment will be effective unless it is in writing and executed by the parties.

17.     Successors and Assigns. The terms of this Amendment are binding upon and shall inure to the benefit of Lessor and Lessee and their respective legal representatives, successors and assigns.

18.     Counterparts. This Amendment may be executed in counterparties, each of which when executed and delivered shall be an original

19.     Civil Code Section 1938. Pursuant to California Civil Code Section 1938, Lessor hereby notifies Lessee that neither the Building nor the Premises have been inspected by a Certified Access Specialist (CASp). A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-updated accessibility standards under state law. Although state law does not require a CASp inspection of the Premises; Lessor may not prohibit Lessee from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Lessee, if requested by Lessee. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

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[signature pages to fallow.]

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the day and year first written above.

LESSEE:

Inphi Corporation,

a Delaware corporation

By: /s/ John S. Edmunds

Name:   John S. Edmunds

Title:     CFO

LESSOR:

Bayland Corporation,

a California corporation

By: /s/ Adam Henderson

Name: Adam Henderson

Title: Chief Executive Officer

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Exhibit A

Construction Rider

1.        Lessor's Work. Lessor shall have no responsibility for the condition of the Existing Premises, including, without limitation, performing any work of improvement therein or thereon. Lessor shall deliver the Second Expansion Premises to Lessee in good condition and repair on the applicable Expansion Construction Date, subject to the following works of improvement to be performed by Lessor, all at its sole cost and expense, which shall be completed in a good and workmanlike manner and in compliance with applicable law (collectively, "Lessor's Work"):

1.1      Lessor will cause all house lighting and office electrical outlets to be in good working order. If the power is not metered and specific only to the Second Expansion Premises, Lessee will be responsible for bringing in the necessary power and setting a sub-panel within the Second Expansion Premises. Said power usage from this sub-panel for the Second Expansion Premises will be billed directly to Lessee via an E-mon D-mon reading.

1.2     Lessor shall be responsible for "path of travel" code compliance costs outside of the Second Expansion Premises. Lessor shall also be responsible for installing a temporary demising wall between the Suite 208 Expansion Premises and the Suite 210 Expansion Premises no later than February 13, 2017, which such temporary demising wall may take 1-2 business days to install starting on the 13th. Lessor shall remove the temporary demising wall within one (1) business day following delivery of possession of the Suite 210 Expansion Premises to Lessee. Lessor shall repair all damage to the Second Expansion Premises caused by removal of such temporary demising wall, if any.

2.         Second Expansion Improvements. Lessee shall be responsible for the construction and installation of all improvements and fixtures provided for in this Construction Rider, other than Lessor's Work ("Second Expansion Improvements''). Lessee shall engage Pacific Ridge Builders, Inc. ("Contractor") to construct and install the Second Expansion Improvements. Upon request by Lessor, Lessee shall designate in writing an individual authorized to act as Lessee's representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

2.1.      Plans. The Second Expansion Improvements shall be constructed substantially in accordance with the floor plan for the Second Expansion Premises dated January 4, 2017 ("Second Expansion Premises Plan"), prepared by James Crawford AIA, who has been retained by Lessee, at Lessee's sole cost and expense, as the architect for the Second Expansion Improvements in the Second Expansion Premises ("Architect").

As soon as may be reasonably practicable after execution and delivery of this Second Amendment, Lessee will cause the Architect to prepare and deliver to Lessee and Lessor detailed plans and specifications sufficient to permit the construction of the Second Expansion Improvements by Contractor ("Construction Documents"). All Construction Documents shall be sufficient to secure all required approvals from governmental authorities and otherwise subject to Lessor's reasonable approval. Lessee will cause Contractor to provide Lessee and Lessor with a cost estimate for the work shown in the Construction Documents. Lessee and Lessor shall respond to the Construction Documents and cost estimate within three (3) business days after receipt thereof, specifying any changes or modifications Lessee or Lessor desires in the Construction Document

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The Architect will then revise the Construction Documents and resubmit then to Lessee and Lessor for their approval and Lessor will cause Contractor to provide Lessee with a revised cost estimate. Lessee and Lessor shall approve or reasonably disapprove the same within three (3) business days after receipt. The revised Construction Documents and cost estimate, as approved by Lessee and Lessor, are hereinafter referred to as the "Final Construction Documents" and "Final Cost Estimate,'' respectively.

Additional interior decorating services and advice on the furnishing and decoration of the Premises, such as the selection of fixtures, furnishings or design of mill work, shall be provided by Lessee at its expense, but shall be subject to the approval of Lessor, which shall not be unreasonably withheld, conditioned or delayed, however, Lessor shall use best efforts to provide approval within three (3) business days..

2.2.     Permits. Lessee will obtain, comply with and keep in effect all consents, permits and approvals required by applicable governmental bodies or applicable law (collectively, "Permits") for the construction of the Second Expansion Improvements; provided, however,. In no event shall Lessee have any obligation to obtain any permits required by applicable law for Lessor's Work, which permits shall be Lessor's sole responsibility at Lessor's sole cost and expense. Lessee shall comply with all existing and future laws, regulations, orders and requirements of all governmental, judicial or legal authorities having jurisdiction over the Premises, and with all recorded restrictions affecting the Office Building Project Prior to applying for any of the Pe1mits, Lessee shall provide Lessor with the opportunity to review and approve any Permit application Lessee intends to file, Lessor to use best efforts to respond to Lessee within three (3) business days. Lessee shall further provide Lessor with copies of all Permits required for construction of the Second Expansion Improvements promptly following Lessee's receipt of same.

2.3     Construction. At least ten (10) days prior to the date Lessee intends the Contractor to commence construction of the Second Expansion Improvements, Lessee shall submit to Lessor for Lessor's reasonable approval the proposed contract between Lessee and the Contractor for the construction of the Second Expansion Improvements. Such proposed contract shall be complete in all material respects. The contract between Lessee and the Contractor for construction of the Second Expansion Improvements shall be subject to the approval of Lessor; and the Contractor shall not be permitted to start construction of the Second Expansion Improvements until Lessor has approved such contract. Lessor shall use best efforts to approve or reasonably disapprove such proposed contract between Lessee and Contractor within five (5) business days of receipt thereof, provided th.at Lessor shall provide detailed reasons for any reasonable disapproval of such contract.

Upon approval by Lessor and Lessee of the Final Construction Documents and the Final Cost Estimate, Lessee shall enter into a contract with Contractor (subject to Lessor's reasonable prior: approval, as provided above) requiring the Contractor to proceed with commercially reasonable diligence to cause the Second Expansion Improvements to be Substantially Completed in a good and workmanlike manner: in accordance with the Final Construction Documents and in compliance with applicable law including obtaining all Permits as may be required. The Second Expansion Improvements shall be deemed to be "Substantially Completed" when (i) the Architect has certified in writing that the Second Expansion Improvements have been completed in a good and workmanlike manner in accordance with the Final Construction Documents and in compliance with applicable law; and (ii) Lessee has received either a final inspection approval or Temporary Certificate of Occupancy from the City of Santa Clara, or substantial equivalent thereof. The definition of Substantially Completed shall also define the terms "Substantial Completion" and "Substantially Complete" and any other derivatives thereof

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Following Substantial Completion of the Second Expansion Improvements (or as soon thereafter as may be reasonably practicable and in any event within thirty (30) days after Substantial Completion), Lessor and Lessee shall inspect the Second Expansion Premises and jointly prepare a "punch list" of agreed items of construction remaining to be completed. Lessee shall use commercially reasonable efforts to cause Contractor to complete the items set forth in the punch list as soon as commercially reasonably practicable.

3.     TI Allowance. Lessor shall contribute up to Seventy-Seven Thousand Two Hundred Fifty-Two and 00/100 Dollars ($77,252.00) ("TI Allowance") toward the total cost of the design (including preparation of space plans and Construction Documents), construction and installation of the Second Expansion Improvements in accordance with this Construction Rider (the “Total Cost"). The balance, if any, of the cost of the Second Expansion Improvements ("Additional Cost'') shall be paid by Lessee. Lessee shall provide evidence reasonably satisfactory to Lessor of Lessee's ability to pay the Additional Cost based upon the Final Cost Estimate prior to the commencement of construction of the Second Expansion Improvements. The Final Cost Estimate shall not limit Lessee's obligation to pay for the actual Additional Cost of Lessee's Improvements, whether or not the Total Cost exceeds the Final Cost Estimate.

3.1.     Disbursement of TI Allowance. Lessor shall disburse the TI Allowance to Lessee in three (3) disbursements as follows:

(a)     The first disbursement shall be made when the Second Expansion Improvements are approximately fifty percent (50%) completed. Lessee shall prepare and deliver to Lessor (i) a statement of the actual cost of constructing the portion of the Second Expansion Improvements that have been completed, together with supporting statements and invoices from the Contractor, subcontractors, architects and engineers, (ii) evidence of payment of such invoices, if paid by Lessee, (iii) appropriate mechanics' lien waivers and releases, and (iv) such other documentation as Lessor may reasonably require. Within thirty (30) days after Lessor's receipt of such documentation, Lessor shall pay up to fifty percent (50%) of the TI Allowance, less a ten percent (10%) holdback, to the Contractor or to the individual subcontractors, suppliers, and design professionals, as appropriate and determined by Lessor.

(b)     The second disbursement shall be made after the Second Expansion Improvements have been Substantially Completed, as certified by the Architect. Lessee shall prepare and deliver to Lessor (i) a statement of the Total Cost, reflecting all payments previously made by Lessor and Lessee (the "Final Statement"), together with supporting statements and invoices from the Contractor, subcontractors, architects and engineers, (ii) appropriate conditional lien waivers and releases, and (iii) such other documentation as Lessor may reasonably require. Upon Lessor's approval of all such documentation, Lessor shall pay the balance of the TI Allowance, less a ten percent (10%) holdback, to the Contractor or to the individual subcontractors, suppliers, and design professionals, as appropriate and determined by Lessor.

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(c)     The third disbursement shall be made to Lessee after Lessee has delivered to Lessor unconditional lien waivers from the Contractor and all subcontractor, suppliers. Within ten (10) days of Lessee's delivery of all such lien waivers, Lessor shall pay up to the amount equal to the balance of the TI Allowance for the Second Expansion Improvements to Lessee. To the extent the Total Cost is less than the TI Allowance, Lessor shall have no obligation to disburse any amounts in excess of the Total Cost.

3.2.     Use of TI Allowance The TI Allowance shall be used solely for the demolition of existing tenant improvements within the Second Expansion Premises, and for the above fees and "hard and soft" costs and for space planning, design, permitting, engineering and construction of real property improvements to the Second Expansion Premises. Without limiting the generality of the foregoing, the TI Allowance shall not be used to pay for Lessee's furniture, fixtures, equipment or moving expenses.

3.3.     Changes. If Lessee requests any change, addition or alteration in or to any Final Construction Documents that is reasonably acceptable to Lessor (“Changes"), Lessee shall cause the Architect to prepare additional plans implementing such Change. Lessee shall pay the cost of preparing additional plans to the extent such cost exceeds the TI Allowance. As soon as practicable after the completion of such additional Construction Documents, Lessee shall obtain from the Contractor the estimated cost of the Changes. Within three (3) business days after receipt of such additional Construction Documents and cost estimate, Lessor shall notify Lessee in writing whether Lessor approves the Change. If Lessor approves the Change, Lessee shall proceed with the Change and Lessee shall be liable for any Additional Cost resulting from the Change. If Lessor fails to approve such Change within such three (3) day period, construction of the Second Expansion Improvements shall proceed as provided in accordance with the original Construction Documents.

3.4.     Delays. Lessee shall be responsible for, and Lessor shall have no responsibility for, any and all costs and expenses incurred by Lessee in connection with any delay in the commencement or completion of any Second Expansion Improvements and any increase in the cost of the Second Expansion Improvements, unless such delay is caused by Landlord Delay (as defined below). Notwithstanding the foregoing, in the event of any delay in Substantial Completion of the Second Expansion Improvements caused by the acts or omissions of Lessor, including any failure by Lessor to timely respond to any item requiring Lessor's approval hereunder ("Landlord Delay''), the respective Expansion Commencement Date shall be postponed by the number of days of Landlord Delay.

4.         Rent. Lessee acknowledges and agrees that notwithstanding the fact that the const:1.'uction of the Second Expansion Improvements will take place during the term and shall significantly interfere with Lessee's use of the Premises during such time, Lessee shall not be deemed to have been constructively evicted from the Premises on account of such construction, and Lessee shall not be relieved of any of its obligations under the Lease, including the obligation to pay rent, during the construction of the Second Expansion Improvements.

5.       Performance of Work. All construction work shall be performed in a good and workmanlike manner in accordance with Lessor's construction work rules. Lessee shall diligently prosecute the construction of the Second Expansion Improvements to completion with all due dispatch. In constructing of Second Expansion Improvements, Lessee shall comply with all applicable laws, ordinances, rules and regulations of all governmental bodies. Lessor shall have no liability or responsibility arising from or related to the construction or functioning of the Second Expansion Improvements.

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6.     Inspections. Lessor may enter the Premises and inspect the Second Expansion Improvements and the work of improvement and all materials, plans, specifications and other matters relating to the construction at all reasonable times. Any inspection or review made by Lessor is for the purpose of determining whether or not the obligations of Lessee under this Construction Rider are being properly discharged, and neither Lessee nor any third party shall be entitled to rely upon any such inspection or review.

7.     Liens - Lessee shall promptly pay and discharge all demands for payment relating to the construction of the Second Expansion Improvements and take all other steps to avoid the assertion of claims of lien against the Property and Second Expansion Improvements. In the event a claim of lien is recorded, Lessee, within ten (10) days of such recordation, shall provide Lessor with such assurance as Lessor may require for the payment of the claim and release of the lien, provided that Lessor may bond around such lien and shall have the right to contest any such lien in good faith.

8.     Contractor Lists. Lessee will furnish to Lessor from time to time within five (5) business days after request by Lessor, in a form acceptable to Lessor, correct lists of all engineers, contractors and subcontractors employed in connection with construction of the Second Expansion Improvements and true and correct copies of all executed contracts and subcontracts. Lessor may contact any engineer, contractor or subcontractor to verify any facts disclosed in the lists, and all contracts and subcontracts relating to construction and engineering of the Second Expansion Improvements must requite the contractors and subcontractors to disclose such information to Lessor.

9.     Right to Stop Work. If Lessor in good faith determines that any work or materials do not conform. to the approved Final Construction Documents or any applicable Laws, or otherwise depart from any of the requirements of this Construction Rider, Lessor may require the work to be stopped until the matter is corrected In such event, Lessee shall promptly cause the work to be corrected to Lessor's reasonable satisfaction.

10.    Insurance.

(a)     Hazard Insurance. Lessee shall cause its Contractor to obtain and maintain in force a policy of Builders Risk Completed Value hazard insurance with a vandalism and malicious mischief endorsement and such other endorsements as Lessor may require from a licensed insurance company acceptable to Lessor and in an amount acceptable to Lessor. Lessor shall be named as an additional insured under such policy and, upon request, shall receive an original of such policy or such other evidence of such insurance acceptable to Lessor.

(b)     Liability and Property Insut11nce. Lessee shall cause its Contractor to obtain and maintain (i) commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than One Million Dollars ($1,000,000.00) each occurrence for bodily injury and property damage combined, One Million Dollars ($1,000,000.00) annual general aggregate, and One Million Dollars ($1,000,000.00) products and completed operations annual aggregate.

(c)    General. Lessee shall procure and maintain, and/or cause Contractor to procure and maintain, all other insurance required by public authority or applicable Laws, including worker's compensation insurance for all persons employed in the construction of the Second Expansion Improvements.

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11.     Encumbrance. Without limiting the generality of the provisions of the Lease, Lessee shall not mortgage, grant a security interest in or otherwise encumber all or any portion of the Second Expansion Improvements.

12.     Ownership of Second Expansion Improvements. All Second Expansion Improvements, whether installed by Lessor or Lessee, shall become a part of the Premises, shall be the property of Lessor and, subject to the provisions of the Lease, shall be surrendered by Lessee with the Second Expansion Premises, without any compensation to Lessee, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

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